Exhibit 99.2

Business

Market data and other statistical information included in this Business section are based on industry publications, government publications and reports by market research firms or other published independent sources. Although we believe that these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy or completeness.

Overview

We are a manufacturer and supplier of biological materials and services essential for the use and manufacture of diagnostic tests and the discovery, development and commercial production of pharmaceuticals. Our diverse customer base includes clinical and government laboratories, pharmaceutical and biotechnology companies and research organizations in industry and academia. Many of our customers operate in highly regulated segments of the life sciences industry with strict quality standards, such as blood testing, biopharmaceutical manufacturing and clinical diagnostic laboratories. We are focused on market opportunities, niche products and custom services that we believe represent significant or growing opportunities.

Our business has two primary segments: Diagnostic Products, which include laboratory products and diagnostic intermediates, and Biopharmaceutical Products, which include discovery products and services and bioprocessing products. Our laboratory products include reference tests used to monitor the performance of laboratory tests for viruses that cause serious infectious diseases, in order to detect errors and thereby lower the risk of reporting inaccurate results. Our diagnostic intermediates are the materials used to produce diagnostic test kits, such as human and animal plasma-based components and biological products. Our discovery products and services include approximately 600,000 biological samples owned by us, as well as management of approximately 12 million additional human samples, including tissue, serum, plasma, whole blood, DNA and RNA. Our bioprocessing products support the biotechnology and pharmaceutical industries in the development and manufacture of human therapies.

We sell the majority of our products through our own direct sales force, although we use distributors in the marketing and sales of our products primarily in international markets. We sell our products either directly or through independent distributors or agents in approximately 30 countries.

We have received numerous regulatory approvals and clearances, as well as customer vendor approvals. We believe these approvals and clearances provide a barrier to entry in certain markets, and provide our customers with assurances of the quality and consistency of our product offerings.

Our recent revenue and earnings growth are a result of internal product development as well as recent acquisitions. We are currently developing approximately 20 new products, which include a highly sensitive assay for the detection of the infectious protein which causes Mad Cow disease, a kit for measuring blood cell immunity in infected and vaccinated individuals, well-characterized specific types of white blood cells, known as PBMCs, for use in immunological assays and in viral culture, and new controls and panels for monitoring the accuracy of diagnostic and blood screening tests. As part of our strategy, over the last two years we have made several acquisitions. In 2003, we expanded our diagnostic products business by acquiring substantially all of the assets of BioMedical Resources, Inc. In 2004, we completed two asset acquisitions to expand our business: Genomics Collaborative, Inc., and the BBI Diagnostics and BBI Biotechnology Research Laboratories divisions of Boston Biomedica, Inc.

Our Competitive Advantages

We strive to be a leading manufacturer and supplier of products and services in the competitive life sciences industry. We have developed a broad range of capabilities that we believe are necessary to successfully serve this industry. We believe the following capabilities provide us with significant competitive advantages and establish barriers to entry in our markets:

•	Broad product portfolio. We believe we offer one of the most comprehensive portfolios of biological materials for diagnostic and biopharmaceutical applications. The breadth of our product portfolio enhances our ability to establish and maintain relationships with both large and small companies and to position ourselves as the “one stop shop” supplier for many of our products and services. We believe our specialized expertise enables us to accelerate product development timelines and expand our product pipeline. Our product development team currently has approximately 20 products under development and has been responsible for the commercial development of over 100 products in the past.

•	Extensive quality assurance programs. Our customers often require vendor pre-approval to purchase biological materials and often require audits of vendor facilities and extensive documentation. It can take years to obtain the status of a certified vendor. We are a vendor-approved supplier to over 1,000 pharmaceutical and healthcare companies, which provides us with additional opportunities to sell both our current products and newly released products to these customers. We have invested significant resources in developing quality assurance programs, such as International Organization for Standardization, or ISO, certification for our West Bridgewater, Massachusetts facility. These programs are designed to meet our customers’ needs and their regulatory compliance standards.

•	Comprehensive manufacturing capabilities. We have fully integrated manufacturing capabilities which allow us to control the process from acquisition of raw materials and patient samples to the finished product. We are capable of manufacturing many of our products in high volume to capture economies of scale and to enhance product and lot quality. We are also able to rapidly manufacture customized products that meet a wide range of customer specifications. We believe our customers purchase our products and services instead of sourcing them internally, in large part because our products require complex manufacturing processes, unique or isolated facilities and enhanced quality control procedures. Examples of our manufacturing capabilities include the production of products that incorporate live viruses, high throughput processing of DNA samples and isolation of specific cells from human blood.

•	Extensive raw material sourcing capabilities and relationships. Many of the products we manufacture require raw materials such as human tissue samples and human and bovine serum. We have established relationships with plasma center operators, blood banks, hospitals, physicians and other sources, which facilitate continued access to these necessary raw materials. Raw materials are procured, transferred or produced under procedures and protocols designed by us to allow for a closed loop and traceable system to meet our stringent production standards.

Our Strategy

Our strategy is to leverage our competitive advantages and market position to continue to increase our revenues and profitability. Key elements of our strategy include:

•	Maintaining and enhancing our reputation for product quality and customer service. Many of our customers operate in highly regulated industries with strict quality standards, such as blood testing, biopharmaceutical manufacturing and clinical laboratories. We believe that many of our customers choose our products because of our reputation for high and consistent quality and responsive customer service. We will continue to invest in systems, processes and personnel to maintain and enhance our reputation for high quality products and services.

•	Focusing on growth segments within the life sciences industry. We will continue to focus on supplying segments within the life sciences industry that exhibit high growth characteristics and provide for opportunities to achieve attractive product margins. These segments include clinical diagnostics, gene discovery and biopharmaceutical manufacturing.

•	Continuing to develop and successfully introducing new products. We actively evaluate the development of new products to continue to grow our business. We are currently developing approximately 20 new products. We are focused on niche and proprietary products and services with the potential for relatively high gross margins. We expect to utilize our competitive advantages to place an increasing emphasis on novel, proprietary and higher margin products that may be sold directly to end users. We expect that a significant portion of our revenue and earnings growth will come from internal product development.

•

Continuing to evaluate strategic acquisitions.    We operate in a highly fragmented industry with numerous small private competitors. We believe that our competitive advantages and market position makes us an attractive acquirer of these companies and related products and technologies. We have been successful in identifying strategic acquisitions that have expanded our business and increased our revenues and profitability. We expect to continue to make strategic acquisitions to increase our market presence and to grow our business.

Our Market Opportunities

We sell our products and services to a wide variety of customers engaged in different business activities in the life sciences industry. Below is market opportunity information for some of our specific addressable markets.

According to the American Red Cross, about 12.6 million units of whole blood are donated in the U.S. each year by approximately eight million volunteer donors. In the U.S. and Europe, each unit of donated blood, and all donated plasma and plasma products, are tested for viruses such as HIV, hepatitis, and West Nile Virus. Growth in this market is a result of the introduction of new tests for viruses that cause emerging diseases, such as West Nile Virus.

According to published market research, in the U.S. alone, demand for in vitro diagnostic products totaled $12.6 billion in 2003. The market has grown at a compound rate of 6.6% per year since 1998. Market growth reflects the ability of diagnostic product manufacturers to offset cost containment pressures with new product introductions.

Our bioprocessing products primarily serve customers who manufacture biopharmaceuticals such as therapeutic proteins, therapeutic antibodies or vaccines. According to a 2004 industry report, the market for product suppliers to monoclonal antibody manufacturers was the largest biomanufacturing submarket at approximately $425 million in 2003. According to this same report, this market is expected to grow at greater than 30% per year in the near term and 15% to 20% over the next five years. The market for suppliers to recombinant protein manufacturers was approximately $100 million in 2003 and is expected to grow approximately 15% to 20% per year in the near term. The market for suppliers to vaccine manufacturers was approximately $90 million in 2003.

Our Products

We manufacture and supply biological materials and services essential for the use and manufacture of diagnostic tests and the discovery, development and commercial production of pharmaceuticals. Customers depend on us for a reliable supply of products that are produced to exact specifications and meet stringent FDA and other regulatory standards. Our business has two primary segments: Diagnostics Products, which include laboratory products and diagnostic intermediates, and Biopharmaceutical Products, which include discovery products and services and bioprocessing products.

Diagnostic Products

Our diagnostic products are sold to hospital laboratories, independent clinical laboratories, public health laboratories, blood banks, manufacturers of diagnostic test kits and regulatory agencies that oversee the manufacture and use of such test kits.

Laboratory Products.    Our laboratory products are used to monitor the performance of laboratory tests and kits by detecting errors and thereby lowering the risk of inaccurate results. This process is often referred to as statistical process control. In statistical process control, a laboratory uses one or more positive and negative controls alongside every batch of patient or blood donor samples. For example, a laboratory testing patient samples for hepatitis will purchase third party test kits to test a batch of patient samples. The laboratory will insert our positive and negative controls at several places in the batch and then use the control results to help decide if the test worked correctly. Positive controls are designed to be identified by the test as containing the tested disease and negative controls are designed to be identified as not containing such disease. Statistical process control is required by regulatory agencies for our laboratory customers.

Our laboratory products are also used for employee training and competency assessment programs. Laboratory testing for viruses that cause serious infectious diseases requires highly complex techniques, which are frequently revised and improved. As a result, newly hired testing personnel must undergo training on all test methods used in the laboratory and existing personnel must undergo annual competency assessments on each laboratory test they perform. Under guidelines of the Clinical Laboratories Improvement Act of 1998, or CLIA, laboratories are required to maintain records of their employee training and competency assessment activities and present those records to inspectors from federal and state licensing authorities.

Customers of our laboratory products include governmental agencies, such as the FDA and Centers for Disease Control, or CDC, as well as clinical laboratories. We currently offer over 50 laboratory products. Most of our products are sold under the ACCURUN name. Below is a list of some of our laboratory products and the categories of customers to whom they are primarily sold.

Product	Description	Hospital Labs	Commercial Labs	Blood Banks	Public Health Labs
ACCURUN 315	Positive control for HIV nucleic acid testing	✓	✓	✓

ACCURUN 125	Positive control for Hepatitis immunity testing	✓	✓	✓

ACCURUN 325	Positive control for Hepatitis B nucleic acid testing	✓	✓

ACCURUN 305	Positive control for Hepatitis C testing nucleic acid testing	✓	✓	✓

QHA711	Training panel for Hepatitis testing	✓	✓	✓

ACCURUN 51	Combination positive control for acute Hepatitis antibody testing	✓	✓		✓

ACCURUN 52	Combination positive control for chronic Hepatitis antibody testing	✓	✓		✓

ACCURUN 1	Combination positive control for HIV and Hepatitis antibody testing	✓	✓	✓

ACCURUN negative control	Combination negative control for HIV and Hepatitis antibody testing	✓	✓	✓

ACCURUN 345	Combination positive control for HIV and Hepatitis nucleic acid testing		✓	✓

ACCURUN 341	Combination positive control for sexually transmitted disease testing	✓	✓		✓

ACCURUN 365	Positive control for West Nile Virus nucleic acid testing			✓	✓

QWN702	Training panel for West Nile Virus nucleic acid testing			✓	✓

Diagnostic Intermediates.    Our diagnostic intermediates are used by manufacturers of diagnostic test kits in every stage of product development, including research and development, pilot production, clinical trials, regulatory submission, full production and commercialization. Our diagnostic intermediates include bovine serum products, human disease plasma, negative serum and basematrix, which is a clear, stable and economical substitute for normal human plasma or serum. For example, we provide bovine serum albumin, or BSA, for use as a carrier or stabilizer in diagnostic tests. BSA allows a manufacturer to store enzymes for a longer period of time without decreasing their functionality. BSA also minimizes external conditions from interfering during the testing performance, which helps to reduce the rate of false positive and negative test results. We also provide human and animal sera to manufacturers for use in diagnostic or screening assays as positive and negative controls. Well-characterized clinical specimens are required for proving that the assay works properly during the research and development and clinical trial stages, as well as for verifying claims for regulatory filings. Critical raw materials such as diluents, negative controls and blood and blood components from individuals with any of a number of specific diseases are a specialty of our diagnostic intermediates group. Our expertise in processing human and animal blood produces consistent results and allows personnel of our manufacturing customers to concentrate on assay development and production and distribution of kits.

If we are selected to provide the components of a diagnostic test kit for a manufacturer in the initial stages of product development, we gain a key competitive advantage. Once a manufacturer submits its test and receives regulatory clearance, the manufacturer would likely need to complete a new regulatory submission and receive regulatory approval again if it chooses a new vendor for the components of its test kits, which can be costly and time-consuming to the manufacturer.

In addition to supplying the raw materials to manufacture tests kits, we also produce control products, such as validation panels, to ensure that the tests are reproducible, specific and sensitive. Our validation panels are utilized by regulatory agencies to evaluate a manufacturer’s diagnostic test kit performance. Because our control products are widely used by regulatory agencies when reviewing our customers’ test kits, we believe our customers have an incentive to purchase the same control products from us. Clinical laboratories also use the same control panels for training qualification and validation when the final test kits and instrumentation arrive in their lab. All of our quality controls and validation panels for testing laboratories are developed from the same processed human biological materials that we sell to diagnostic test manufacturers, which we believe provides us with economies of scale.

Biopharmaceutical Products

Our biopharmaceutical products are sold to pharmaceutical and biotechnology companies and research organizations in industry and academia.

Discovery Products and Services.    Our discovery products consist of biological samples used in the drug discovery and development processes. We own and manage biological samples, including tissue, serum, plasma, whole blood, DNA and RNA. Our Global Repository consists of approximately 600,000 samples we have obtained from more than 110,000 donors. Our physical samples and related clinical data are collected and stored under strict, standardized conditions to help ensure high quality. We obtain our samples with informed consent from each patient. Each sample in our Global Repository is obtained with patient-specific data that generally consists of over 250 clinically relevant data points, including patient demographics, family history, prior medical history, analytical test results and pathology data. We can also perform prospective sample collections by utilizing our physician network of over 500 sites to provide our customers with biological samples. The samples and related data from these prospective studies are then added to our Global Repository for sale by us. We also manage approximately 12 million additional samples for our customers.

The combination of our extensive physical samples with the related patient-specific data allows researchers to use human samples from our Global Repository to identify genes or proteins related to different diseases and to commercialize any discoveries made. When we provide samples from our Global Repository to our customers, we typically also provide a variety of related services such as protein and nucleic acid isolation, cell isolation and cryopreservation, genetic analysis and quantification of viral levels. We are able to quickly access samples in our Global Repository through our automated storage and retrieval system, a robotic system that can provide overnight retrieval of these samples.

Customers of our discovery products and services division have used biological samples from our Global Repository for research and development of diagnostic and therapeutic products addressing the following disease states:

Inflammatory	Cardiovascular	Cancer	Metabolic Diseases
Asthma	Coronary artery disease	Breast	Diabetes (type 2)
Multiple sclerosis	Heart attack/stroke	Colon	Obesity
Osteoarthritis	Hypertension	Lung	Osteoporosis
Psoriasis	Lipid disorders	Ovarian
Rheumatoid arthritis		Prostate
Sepsis

In addition to our samples in our Global Repository, we also manage approximately 12 million specimens in our biorepository, including cell banks, tissue, sera, plasma slides and nucleic acids. These specimens are managed primarily for government agencies, such as the FDA and the CDC, which pay for these services on a cost-plus, fixed fee basis.

Bioprocessing Products.    Bioprocessing products are products that support the biotechnology and pharmaceutical industries in the discovery, development and manufacture of human therapies. Our bioprocessing products include cell culture products, biological testing components and certain purified human cells. Cell culture products are the media that allow specific cells to be kept alive. Our cell culture products include sera, cell and tissue culture media and reagents that are used for both research activities and pharmaceutical manufacturing. Our biological testing components and purified human cells include materials used in the testing of biologics, the characterization of chemical structures, the development of formulations for long-term stability, and the validation of purification processes.

Our cell culture products allow for the growth of mammalian and bacterial cells used in the manufacturing of large molecule therapeutics. Large molecule therapeutics include protein-based and monoclonal antibody therapeutics. These large molecules must be grown in living cells, such as bacteria, yeast or mammalian cells, because they cannot be synthesized chemically.

For research scientists, we provide human serum, albumin, recombinant insulin and other growth factors, which are major components used in serum-free media to feed and maintain the cells for the production of recombinant proteins. We also offer cell culture products that can be used to produce alternatives to Fetal Bovine Serum, or FBS. Historically, FBS has been the primary choice for the growth of a wide variety of cells. The disadvantage of FBS is that the serum contains many different components with significant lot to lot variations. As a result, scientists frequently screen several lots and choose which lot of FBS would be most appropriate for their particular cell line. We also believe, based on our review of published reports, that the potential exists to transmit Mad Cow Disease to humans from therapies derived from cells grown in bovine serum.

Proteins expressed in cell culture are usually large complex molecules that are typically unstable. Albumin, one of our best-selling products, is used to stabilize these proteins without interfering with their therapeutic function. Albumin is also used as a carrier with vaccines, which helps in the transport of the vaccine without interfering with the vaccine itself. Typical vaccines that use albumin are mumps, measles, rubella and smallpox.

We provide stem cells for research use, either as a raw material or as a finished product. We also distribute human albumin, recombinant insulin and human transferrin, which are used as food or nutrients to allow stem cell growth. Cellular therapy using stem cells, as well as tissue engineering, are developing markets for our bioprocessing products group. Stem cells can be used to grow and repair many different types of tissues. For clinical use, scientists will grow stem cells or tissue, manipulate them and then infuse the cells or tissue back into the patients. This is currently being done for cartilage repair and cancer treatment.

We also offer Peripheral Blood Mononuclear Cells, or PBMCs, which form the human immune system. These cells can be used to grow viruses, which can aid in the evaluation of drug candidates. PBMCs can also be used as a clinical tool to determine if an immune response has occurred. Because PBMCs lose their functionality after 24 hours, researchers traditionally have been limited to PBMCs obtained from locally available donors, such as students or lab associates. However, we have developed a process for the cryopreservation, or freezing, of PBMCs that allows them to maintain the full functionality of freshly drawn cells. Scientists who purchase our PBMC products do not need to rely on fresh cells to conduct research.

Recent advances in cellular analysis, including a newly introduced platform called Elispot, provide scientists with the ability to quickly and efficiently test PBMCs to determine if an immune response has occurred in a variety of discovery experiments or quality assurance procedures. This has increased the demand for preserved PBMCs. We are taking advantage of this market opportunity by building a library of PBMC samples from specified categories of healthy human donors. These PBMCs are well characterized, which is important to increase their value and expand their potential uses. We preserve up to 1,000 vials from each donor, which provides us with a considerable resource of identical cellular material that permits experiments to be repeated and expanded.

Product Development

We follow a well disciplined product design and development process to identify and pursue new product and service opportunities. Over 20 people contribute to our product development process, including the two members of our Scientific Advisory Board and 12 people with Ph.D. or M.D. degrees. Our research scientists work closely with sales, marketing, manufacturing, regulatory and finance personnel to identify and prioritize the development of new products and services specifically geared to customer needs and consistent with our business priorities. Product launch involves careful coordination between product development, manufacturing, quality assurance and sales and marketing departments to ensure the final product is produced in accordance with specifications, and meets the requirements of the customer.

We are currently developing approximately 20 new products, which include a highly sensitive assay for the detection of the infectious protein which causes Mad Cow disease, a kit for measuring blood cell immunity in infected and vaccinated individuals, well-characterized specific types of white blood cells, known as PBMCs, for use in immunological assays and in viral culture, and new controls and panels for monitoring the accuracy of diagnostic and blood screening tests.

Blood Test for “Mad Cow Disease”

Mad Cow Disease, or Bovine Spongiform Encephalitis, is a fatal brain-wasting condition caused by an infectious protein called a prion. Current diagnostic assays for Mad Cow disease require extracts of brain tissue and can only be performed following slaughter. Although blood and other tissue samples have also been shown to contain the infectious agent, the levels may be 1,000 times lower than that present in brain and are undetectable by currently available assays known to us. We are currently developing a test that will be capable of detecting the infectious prion protein in blood and can be targeted for testing of live animals or for detection of very low levels which may be present in animal products, such as Bovine Serum Albumin. This test is based on a method currently used for the extremely sensitive detection of infectious viruses in blood. Our preliminary data show that this system is more than 10,000 times more sensitive than existing assays and may be suitable for these applications. We developed this test in connection with the University of Maryland. The University of Maryland has filed a patent application on this technology and we expect to have a test suitable for testing animal products by the end of 2005. The university has recently notified us that they are in the process of amending the patent application to include us as inventors on the application. The human equivalent of Mad Cow disease, which is caused by the same infectious agent as in cows is known as new variant Creutzfeldt-Jakob Disease, or nvCJD. If we are able to successfully develop this test, we believe it will also be capable of detecting nvCJD in human blood and may ultimately be applied to human diagnostic blood screening.

PBMC Control

We are currently preparing a line of well-characterized PBMCs from a variety of blood donors and preserving them in viable form in liquid nitrogen for distribution to researchers. These cells are potentially useful in immunoassay development and validation, as well as routine assay controls for clinical trial testing.

ELISpot Kit for Interferon Gamma and Interleukin 2

We are developing a line of test kits that will allow the user to evaluate a person’s immune response to specific antigens to determine the effectiveness of a vaccine or immunotherapy. Our kit will involve taking PBMCs from a patient and allowing them to grow in the presence of a specific antigen. Cells that react with the antigen are creating an immune response, which results in the release of specific proteins, such as interferon gamma and interleukin 2. Our test kit measures these proteins to evaluate immune response. The test kits have been used and validated in various clinical trials including a large HIV vaccine study.

Panels and Controls for Diagnostics

We are developing a number of new blood-based controls and panels for monitoring the accuracy of diagnostic and blood screening tests. This includes a line of controls for use in testing for bacterial or fungal contamination of blood. In 2005, we plan to release controls for assays for measles, mumps, rubella, cytomegalovirus and toxoplasmosis.

Suppliers

We buy materials for our products from many suppliers. While there are some materials that we obtain from a single supplier, such as our human serum albumin that we obtain from Instituto Grifols, S.A., we are not dependent on any one supplier or group of suppliers for our business as a whole. Raw materials are generally available from a number of suppliers.

Manufacturing

We manufacture products at our facilities in California, Maryland and Massachusetts. Our West Bridgewater, Massachusetts facility, which manufactures our 510(k) cleared products, is ISO 13485 certified. We manufacture most of our own components where we believe it adds significant value, but we rely on suppliers for the manufacture of selected components, which are manufactured to our specifications. We conduct all final testing and inspection of our products and we have established a quality control program, including a set of standard manufacturing and documentation procedures, intended to ensure that our products are manufactured to comply with cGMP.

Sales and Marketing

We sell the majority of our products through our own direct sales force, although we use distributors in the marketing and sales of our products primarily in international markets. We market and sell our products either directly or through independent distributors or agents in approximately 30 countries. These independent distributors may also market products of other companies, including some products that are competitive with our products. As of March 31, 2005, we employed over 25 people worldwide in our sales, customer service, technical support and marketing organizations.

Our sales strategy is to employ scientists to work as our technical sales representatives. Most of our technical sales representatives have an extensive background in biology or chemistry. A thorough knowledge of biological techniques and an understanding of the research process allow our sales representatives to become advisors, acting in a consultative role with customers. Our use of skilled technical sales representatives also enables us to identify market needs and new technologies that we can license and develop into new products.

Customers

Customers of our diagnostic products include hospital laboratories, independent clinical laboratories, public health laboratories, blood banks, manufacturers of diagnostic test kits and regulatory agencies that oversee the manufacture and use of such test kits. Customers of our biopharmaceutical products include pharmaceutical and biotechnology companies and research organizations in industry and academia. For the year ended September 30, 2004, one customer, Dong Shin, a Korean company, accounted for approximately 14% of our net revenues and no other customer accounted for more than 5% of our net revenues. Our top five customers represented approximately 29% of our net revenues during the 2004 fiscal year. During the six months ended March 31, 2005, approximately 10% of net sales were to one customer, Dong Shin. As of March 31, 2005, Dong Shin had a balance representing 24% of net accounts receivable. Dong Shin primarily purchases bulk blood products from us. As a result of our two acquisitions in the second half of the 2004 fiscal year, we do not anticipate that Dong Shin or any other single customer will account for more than 10% of our net revenues for the year ending September 30, 2005.

Competition

The segments of the life sciences industry in which we compete are highly competitive and highly fragmented. Within our segments, we face varying levels of competition. In certain instances we compete with large, well-capitalized pharmaceutical and biotechnology companies, which have significant financial, operational, sales and marketing resources and experience in research and development. In other instances our competition comes from small, independent companies that focus on particular niches within our segments. We compete primarily on price, breadth of product line, service and quality.

Our primary competitors in our laboratory products group include Blackhawk BioSystems, Inc. and AcroMetrix Corporation. Our primary competitors in our diagnostic intermediates group include Serologicals Corporation and Scantibodies Laboratory, Inc. Our primary competitors in our discovery products and services group include the McKesson BioServices division of McKesson Corporation, Asterland, Inc. and Genaissance Pharmaceuticals, Inc. Our primary competitors in our bioprocessing products group include Invitrogen Corporation, Sigma-Aldrich Co. and Cambrex Corporation.

Regulatory

General

Segments of the life sciences industry are heavily regulated in the United States. Federal, state, local and international statutes and regulations apply to all of our facilities and to many of our products.

Food and Drug Administration

The FDA regulates the testing, development, manufacturing, distribution, labeling, storage, recordkeeping, advertising, promotion, and export of biological products, drugs, and medical devices under the Food, Drug, and Cosmetic Act, the Public Health Service Act, and implementing regulations. A number of our products are medical devices, and many of our products are used in the manufacture of biological products, drugs, or medical devices. Further, the FDA regulates blood and blood product collection facilities, which supply many of our products to us. Thus, FDA regulations affect our business in many ways and some of our products and facilities are directly regulated. Failure to comply with FDA requirements may subject us, our customers, and our suppliers to administrative or judicial sanctions, including, among others, FDA refusal to approve products, suspension or withdrawal of approvals of marketed products, warning letters, product recalls, product seizures, suspension of production or distribution, fines, injunctions, and criminal prosecution.

Some of our products are regulated as in vitro diagnostic medical devices. For example, the FDA regulates our positive and negative controls as medical devices. Many medical devices require FDA authorization before they may be marketed. Generally, for example, assayed controls or controls that are intended for use in blood banking require clearance from the FDA before they may be marketed. Similarly, diagnostic test kits, such as our Western Blot test kit for Lyme Disease, require such clearance.

There are two review procedures by which medical devices can receive clearance or approval. Some products may qualify for clearance under the Section 510(k) procedure, in which the manufacturer provides a premarket notification that it intends to begin marketing the product and shows that the product is substantially equivalent to another legally marketed product, that is, that it has the same intended use and is as safe and effective as a legally marketed device and does not raise different questions of safety and effectiveness than does a legally marketed device. In some cases, a Section 510(k) submission must include data from human clinical studies. Marketing may commence only when the FDA issues a clearance letter finding substantial equivalence.

If the medical device requires FDA authorization prior to marketing, but does not qualify for the Section 510(k) procedure, either because it is not substantially equivalent to a legally marketed device or because it is required to have an approved premarket approval application, or PMA, then the FDA must approve a PMA before marketing can begin. A PMA must demonstrate, among other matters, that the medical device is safe and effective. A PMA is typically a complex submission, usually including the results of preclinical and clinical studies, and preparing an application is a detailed and time-consuming process. Once a PMA has been submitted, the FDA’s review may be lengthy and may include requests for additional data. The FDA usually inspects the device manufacturer before approval of a PMA, and the FDA will not approve the PMA unless the manufacturer’s compliance with the quality systems regulation is satisfactory.

Some of our products in development will require FDA approval or clearance either as medical devices or as biological products. Biological products require the submission of, and FDA approval of, a biologics license application, or BLA, before being marketed in the United States. The steps before a biologic may be approved for marketing in the United States generally involve preclinical laboratory and animal tests; submission to the FDA of an investigational new drug, or IND, application to permit human clinical testing, which must become effective before such testing begins; well-controlled human clinical trials conducted in several sequential phases to establish the safety and efficacy of the product; the submission of a BLA, FDA review of the BLA; and completion of an FDA inspection of the manufacturing facility to assess compliance with the FDA’s Good Manufacturing Practice, or GMP, regulation.

Obtaining FDA approval of a PMA or BLA or clearance of a Section 510(k) submission is time-consuming, expensive, and uncertain, and we cannot be sure that the FDA will grant approvals or clearances in a timely fashion, or at all. A product may fail at any stage of the development or approval process. If approval is granted, the FDA may limit the uses for which we can promote the product. Further, once a product is approved or cleared, certain product changes, such as new indications for use or design modifications, must receive an additional FDA approval or clearance before they are implemented.

All FDA regulated products are subject to continuing regulation by the FDA, including compliance with GMP, which governs manufacturing, including, for example, design, testing, quality control, corrective action, management oversight, and documentation. The FDA periodically inspects regulated entities to determine compliance with GMP and other requirements. The FDA also requires the submission of certain adverse events, and regulates product labeling and promotion.

The FDA does not require premarket authorization of products intended only for research use, that is, uses that do not involve human diagnosis. Such products are generally labeled “for research use only.” Certain of our controls are currently marketed “for research use only.” It is possible, however, that some purchasers of these products may use them for diagnostic purposes despite the intended use. In these circumstances, the FDA could allege that these products should have been cleared or approved prior to marketing or should have been subject to more testing, and take enforcement action against us.

We believe that our quality control panels are not medical devices because they are not intended for diagnostic purposes. We further believe that certain of our products which become components of in vitro diagnostic products or other FDA-regulated products do not require us to have FDA authorization prior to marketing. We cannot be sure, however, that the FDA would agree or that it will not take enforcement action based on a different interpretation of the law.

Some of our products are used in the manufacture of other products, which may be biological products, drugs or medical devices manufactured by our customers. Typically, our customers are required to obtain FDA approval or clearance of their products, and such approvals or clearances may contain very specific requirements as to the components or ingredients of their products, such as those we provide our customers. In addition, with respect to some of these products, we are subject to inspection by the FDA to ascertain compliance with GMP. Thus, our customers require that our products be made to exacting standards and our customers perform extensive quality testing on our products and conduct inspections of our facilities. If we or our customers fail to meet the FDA’s requirements, we and our customers could be subject to enforcement action, which could harm our business.

In addition, many of our products are or are derived from human plasma, which is collected and processed by our suppliers to yield the products that we sell. The collection and processing of blood and blood products is extensively regulated by the FDA. Generally, facilities engaged in blood collection and processing must be licensed by the FDA and must observe, in addition to GMP, other requirements with respect to their methods of operation. If our suppliers fail to meet the FDA’s requirements, they may be subject to FDA orders to stop the sale or distribution of products, to revocation of their FDA-issued licenses, or to other sanctions, which could harm our ability to obtain supplies of products that we sell.

Privacy Law

Pursuant to the Health Insurance Portability and Accountability Act of 1996, or HIPAA, the Department of Health and Human Services, or HHS, issued Standards for Privacy of Individually Identifiable Health Information and Security Standards for the Protection of Electronic Protected Health Information, which establish a set of national standards for the protection of certain health information. These HHS regulations, as well as related state laws, govern our ability to obtain, use and disclose data and information. Claims that we have violated individuals’ rights under such laws or breached contractual obligations with respect to such rights could subject us to criminal or civil penalties and to expensive and time-consuming litigation with attendant adverse publicity.

Occupational Safety and Health Administration

As with most operating companies, our facilities must comply with both federal and state OSHA regulations. We train our employees in current OSHA standards and maintain all required records. OSHA does inspect operating locations as it deems appropriate, and generally does so without advance notice.

State Governments

Most states in which we operate have regulations that parallel the federal regulations. Most states conduct periodic unannounced inspections and require licensing under each state’s procedures.

Intellectual Property

We rely on trade secrets, unpatented proprietary know-how and continuing technological innovation to preserve our competitive position. We rely primarily on know-how in many of our manufacturing processes and techniques not generally known to other life sciences companies for developing and maintaining our market position. We also maintain sophisticated data systems to track our clinical collection sites and clinical patient data.

In 2004, we acquired a United States patent application and a corresponding international patent application through our acquisition of substantially all of the assets of the BBI Diagnostics and BBI Biotech Research Laboratories divisions of Boston Biomedica, Inc., or BBI. As of April 30, 2005, both of these patent applications were pending.

We rely on trade secret, employee and third-party nondisclosure agreements and other protective measures to protect our intellectual property rights pertaining to our products, technology, clinical collection facilities and clinical research data.

We have trademarks registered in the United States and a number of other countries for use in connection with our products and business. We believe that many of our trademarks are generally recognized in our industry. Such trademarks include ACCURUN, GenomicsCollaborative and Global Repository.

Properties and Facilities

Our principal executive offices are located in Oceanside, California. This facility, which is leased under a five-year lease term (expiring in August 2006 with a five-year extension option), consists of approximately 17,000 square feet and includes our corporate offices and our manufacturing facility.

In conjunction with our acquisition of substantially all of the assets of GCI and our acquisition of substantially all of the assets of certain divisions of BBI in 2004, we assumed leases in Cambridge, Massachusetts, Frederick, Maryland and Gaithersburg, Maryland. These facilities are leased under 10-year leases expiring September 2008 and October 2007 and an 11-year lease expiring July 2015, respectively, and currently consist of approximately 16,135 square feet, 39,120 square feet and 25,000 square feet, respectively. These properties include sales offices, testing laboratories, and refrigerated storage facilities.

In addition to the assumed leases and pursuant to the BBI acquisition, we acquired certain real property and entered into an agreement pursuant to which we assumed the mortgage obligations related to the property. The property consists of administrative offices and a diagnostics products manufacturing facility and is located in a two story, 32,000 square foot building in West Bridgewater, Massachusetts.

We also operate an office in Hatboro, Pennsylvania. This facility, which is leased under a five-year lease term (expiring in 2008 with one five-year extension option), consists of approximately 4,400 square feet and includes sales offices, a testing laboratory, and inventory storage facilities.

We are currently reviewing all of our facilities, operations and product lines in order to evaluate the possibilities for combining or re-characterizing product lines, processes and facilities in order to achieve improved quality and greater efficiency.

Employees

As of April 30, 2005, we employed 216 full-time and 11 part-time employees. None of our employees are represented by labor unions, and we have not entered into any collective bargaining agreements. We believe that our relations with our employees are good.